Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER’S FLYWHEEL FREQUENCY REGULATION PLANTS CAN DRAMATICALLY LOWER GREENHOUSE GAS EMISSIONS, STUDY FINDS

Analysis Funded by Sandia National Laboratories Projects Significant Reductions of CO2 Emissions Compared to Conventional Methods

WILMINGTON, Mass., December 18, 2006 -- Beacon Power Corporation (NASDAQ: BCON) has announced the results of a study indicating that clean-running flywheel frequency regulation plants that Beacon plans to build could provide large reductions in CO2 emissions compared to conventional fossil fuel-based plants that perform frequency regulation. The dramatically cleaner performance of Beacon’s flywheel systems is expected to offer significant value to regulators, grid operators, and utilities facing increasing demands to lower CO2 emissions. CO2 from the production of energy is by far the world’s primary greenhouse gas, according to government agencies and the scientific community.

KEMA Inc., an international energy industry consulting firm, was commissioned by Beacon Power as a subcontractor under a previously announced contract to design a 20-megawatt Smart Energy Matrix frequency regulation power plant. One of the tasks of the contract, which is funded and monitored by Sandia National Laboratories, was to evaluate the potential of Beacon’s technology to reduce greenhouse gas and other emissions over the expected 20-year life of the plant. KEMA’s detailed study, entitled: “Emissions Summary Comparison for a 20-Megawatt Flywheel-based Frequency Regulation Power Plant,” will be formally released next month.

“This study involved an in-depth analysis of multiple frequency regulation scenarios for three of the grid operators we are targeting,” said Bill Capp, president and CEO of Beacon Power. “The report indicates that Beacon’s approach can play an important role in reducing greenhouse gas emissions by substantially lowering the carbon footprint for frequency regulation services. A carbon trading market has been established in Europe, and we believe momentum is building for some type of mandatory carbon market in the United States. This could increase the value of our plants beyond the intrinsic advantages of our technology, which include much lower operating costs and better performance.”

Scope of the study

To support the evaluation, a detailed model was created to compare the indirect emissions of CO2 for one of Beacon Power’s planned 20-MW flywheel plants versus the three major conventional power generation technologies (coal, natural gas, pumped-storage hydro) used today to perform frequency regulation. The power generation technologies that were compared to Beacon’s flywheel regulation included two types of coal-fired power plants: base-loaded and “peaker;” two types of natural gas combustion plants: base-loaded and peaker; and a pumped-storage hydro system. Coal and natural gas-fired generation technologies produce emissions directly because they burn fossil fuels. In contrast, flywheel and pumped hydro systems produce emissions only indirectly because they use electricity from the grid to compensate for energy losses during operation.

The mix of power generation technologies and average system heat rates for fossil-based power generation systems varies across regions in the United States. To obtain a regionally adjusted comparison, system data specific to three Independent System Operator (ISO) regions were examined: PJM Interconnect (Mid-Atlantic), California ISO (CA-ISO), and New England ISO (NE-ISO).

Summary of results

The emissions comparisons estimates showed highly favorable CO2 results for flywheel-based frequency regulation. Based on data from the EPA’s Emissions & Generation Resource Integrated Database (eGRID), KEMA’s model analysis showed that flywheel-based frequency regulation can be expected to create significantly less CO2 than any of the generation technologies in the regions that were studied.

In California, CO2 reductions for a flywheel-based regulation plant displacing a base-loaded coal-fired plant were projected to be 79 percent, with an 89 percent reduction versus peaker coal plants. In the NE-ISO region, CO2 reductions versus base-loaded and peaker coal plants were projected to be 73 and 86 percent, respectively. CO2 reductions in the PJM Interconnect area were projected to be 67 percent for a base-loaded plant and 83 percent for a peaker plant.

CO2 reductions for a flywheel-based regulation plant displacing a base-loaded natural gas-fired plant in California were projected to be 67 percent, with a 70 percent reduction versus a peaker plant. In NE-ISO, CO2 reductions versus base-loaded and peaker natural gas plants were projected to be 51 and 55 percent, respectively. In the PJM Interconnect, CO2 reductions were projected to be 38 and 43 percent, respectively.

CO2 reductions for a flywheel-based regulation plant displacing a pumped-storage hydro plant were projected at 38 percent in all three regions.

About Beacon Power

Beacon Power Corporation designs and develops advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now being demonstrated on a scale-power level in two states, is a prototype for a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the recent volatility in the stock price of companies operating in the same sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.